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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    The financial statements of General Maritime Corporation (the "Company") included elsewhere in this Registration Statement (No. 333-49814) have been prepared to give effect to the consummation of the recapitalization and legal entity reorganization plan (the "Plan"), the effect of which would result in an increase in the number of issued and authorized shares of the Company. The Plan is expected to take place prior to the commencement of the proposed offering of securities as described more fully in Note 1 under the heading "Recapitalization Plan" to the consolidated financial statements. On the effective date of the Registration Statement covering the common shares to be sold in the public offering, we expect to be able to issue the following consent.

/s/ Deloitte & Touche LLP


New York, New York
June 12, 2001


Board of Directors and Shareholders
General Maritime Corporation
New York, New York


    We consent to the use in this Registration Statement of General Maritime Corporation on Form S-1 of our report dated February 27, 2001 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


New York, New York

         , 2001